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                                                                     EXHIBIT 3.8

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               BRIGHT START, INC.

     The undersigned, Susan Johnson-Jacka, Secretary of Bright Start, Inc., a Minnesota corporation (the "Company") does hereby certify that the following Amended and Restated Articles of Incorporation of Bright Start, Inc. and resolutions were duly adopted by the Board of Directors and the requisite vote of the shareholders of the Company by a meeting duly called and held on March 31, 1998, to-wit:

     BE IT RESOLVED, that the Articles of Incorporation of the Company are hereby amended and restated in their entirety as follows:

                                   ARTICLE I

                                      NAME

     The name of the corporation is Bright Start, Inc.

                                   ARTICLE II

                               REGISTERED OFFICE

     The registered office of this corporation is 1821 University Avenue, Suite S-112, St. Paul, Minnesota 55104.

                                  ARTICLE III

                                    CAPITAL

     The aggregate number of shares of stock that the corporation has authority to issue is Fifteen Million (15,000,000) with $.01 par value per share. The shares shall be divisible into classes and series, having the designations, voting rights and other rights and preferences, and be subject to the restrictions, that the Board of Directors of the corporation may from time to time establish by resolution. Shares issued from time to time which are not part of a class or series so established shall be Common Shares entitled to one vote per share.

                                   ARTICLE IV

                         WRITTEN ACTION WITHOUT MEETING

     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

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                                   ARTICLE V

                            CUMULATIVE VOTING DENIED

     No holder of stock of this corporation shall be entitled to any cumulative voting rights.

                                   ARTICLE VI

                           PRE-EMPTIVE RIGHTS DENIED

     Other than as set forth below, no holder of stock of this corporation shall have any preferential, pre-emptive or other rights of subscription to any shares of any class or series of stock of this corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this corporation, nor any right of subscription to any part thereof.

     Notwithstanding the foregoing, if the Company desires to issue or sell any additional capital stock, or securities convertible or exchangeable into capital stock at a per share price less than Four and 50/100 ($4.50) Dollars per share, (appropriately adjusted for stock splits, stock dividends, stock combinations or other recapitalizations), each holder of Series C Convertible Preferred Stock (the "Preferred Shares") shall have the right to purchase, upon the same terms and conditions as the Company is proposing to issue or sell such additional shares to others, that fraction of any shares of such additional securities offered by the Company which is equal to the number of shares of Common Stock which such holder then could obtain upon the conversion of such Preferred Shares divided by the number of shares of Common Stock outstanding prior to the offering, plus the number of shares of Common Stock which then could be obtained upon conversion of all voting convertible preferred stock then outstanding, provided, however that the holders of Preferred Shares shall not have any pre-emptive rights with respect to the reclassification of the former Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series D Convertible Preferred Stock into Common Stock of the Company.

     The holders of Preferred Shares may not exercise the foregoing pre-emptive rights with respect to securities issued pursuant to a plan of merger or exchange, or pursuant to an employee or incentive benefit plan approved by the majority vote of the Company's shareholders, or pursuant to a registered public offering, or pursuant to a plan of reorganization approved by a court of competent jurisdiction pursuant to a statute of the State of Minnesota or the United States of America.

     The Company will provide written notice to holders of Preferred Shares at least thirty-five (35) days prior to the effective date with respect to any offering to which the foregoing pre-emptive rights apply. Such notice shall describe the type and amount of securities to be issued, and the price and terms upon which the Company proposes to issue the same. Any person who desires to exercise such pre-emptive rights must so advise the Company in writing within twenty (20) days of receipt of such notice. Any parties who fail to respond to such notice within such twenty (20) day period shall be deemed to have waived the pre-emptive rights granted herein with respect to the offering which was the subject of such notice.

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                                  ARTICLE VII

                                   LIABILITY

     No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

     The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article.

     If the Minnesota Statutes hereafter are amended to authorize a further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the amended Minnesota Statutes."

     FURTHER RESOLVED, that upon the filing of these Amended and Restated Articles of Incorporation of the Company, each presently issued and outstanding share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will thereupon, and without further action, be reclassified to and become one (1) share of voting common stock of the Company, par value $.01 per share, and each presently issued and outstanding share of Series D Convertible Preferred Stock will thereupon, and without further action be reclassified to and become one point seven eight (1.78) shares of voting common stock of the Company, par value $.01 per share. Fractional shares shall not be issued. Each certificate representing one or more shares of Series A, Series B or Series D Convertible Preferred Stock so converted shall thereafter, and until exchanged for new certificates as hereinafter provided, represent voting common stock of this Company equal in number to the number of shares into which the shares have been converted. Upon presentation or surrender of any such certificate to the Company for transfer or for exchange, the Company shall issue new certificates representing the appropriate number of voting common shares of the Company.

     FURTHER RESOLVED, that the Resolutions of Bright Start, Inc. Amending and Restating the Designation and Fixing the Relative Rights and Preferences of the Series C Convertible Preferred Stock attached hereto as Exhibit A are hereby adopted and approved.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment this 31st day of March, 1998.

                                                /s/ SUSAN JOHNSON-JACKA
                                          --------------------------------------
                                              Susan Johnson-Jacka, Secretary

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                                                                       EXHIBIT A

                       RESOLUTIONS OF BRIGHT START, INC.
               AMENDING AND RESTATING THE DESIGNATION OF AND THE
                         RIGHTS AND PREFERENCES OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK

     RESOLVED, that pursuant to the powers expressly granted to the Board of Directors of Bright Start, Inc. (the "Company") by the provisions of the Articles of Incorporation of the Company, as amended, and Section 302A.401 of Minnesota Statutes, and further pursuant to the adoption and approval of this resolution ("Resolution") by the holders of not less than fifty-one percent (51%) of all of the issued and outstanding stock of the Company, of not less than fifty-one percent (51%) of the Series C Convertible Preferred Stock ("Series C Shares") and not less than sixty-six and two-thirds percent (66 2/3%) of the Series A Convertible Preferred Stock ("Series A Shares"), Series B Convertible Preferred Stock ("Series B Shares") and Series D Convertible Preferred Shares ("Series D Shares") voting together as a single class, the relative rights and preferences of the Series A Shares, Series B Shares and Series D Shares are hereby terminated and the relative rights and preferences of the Series C Shares as follows:

     I. DESIGNATION OF THE SERIES. Five Hundred Nineteen Thousand Sixty-three (519,063) shares shall be designated as a series of Series C Convertible Preferred Stock. The Series C Shares shall be referred to in this designation as the "Preferred Shares" or "Series C Shares".

     II. RELATIVE RIGHTS AND PREFERENCES. The relative rights, preferences and restrictions granted to or imposed upon the Preferred Shares or the holders thereof are as follows:

          A. VOTING.

             (1) Each holder of Preferred Shares shall be entitled to vote on all matters submitted to the shareholders of the Company. Each Preferred Share will entitle the holder to the number of votes equal to the full number of Common Shares into which such Preferred Share is then convertible on the record date for such vote pursuant to Section D hereof. Each holder of record of a Preferred Share shall be entitled to notice of and to attend in person or by proxy all meetings of the shareholders of the Company. Except as otherwise provided in this Resolution, or by law, voting by holders of Preferred Shares shall be without distinction as to classes or series of shares.

             (2) For so long as not less than twenty-five percent (25%) of the Series C Shares initially issued continue to be outstanding:

                  (a) the holders thereof, voting as a class, will be entitled to designate and elect one director to the Board of Directors of the Company and, except as otherwise provided in the 1998 shareholder's Agreement and the Note Agreement, the remaining directors shall be elected by the holders of all voting securities, voting as a single class.

                  (b) Without the affirmative vote of the holders of at least a majority of the Series C Shares then outstanding (voting as a class) given in person or by

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             proxy at any annual meeting, or at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting, the Company will not:

                       i) Authorize or issue (a) additional Series C Shares; (b)
                  shares of capital stock that have a preference over or are on a parity with the Series C Shares with respect to the payment or distribution of assets upon the voluntary or involuntary liquidation or dissolution of the Company, or reclassify or amend any existing capital stock with such result; (c) shares of capital stock that have a preference over the Series C Shares with respect to dividends, or (d) shares of capital stock that have more than one (1) vote per share (except for adjustments on conversion);

                       ii) Declare, set aside or pay any dividend or make any
                  other distribution on any shares of capital stock of the Company at any time created and issued ranking junior to the Series C Shares with respect to the right to receive dividends or the right to the distribution of assets upon liquidation, dissolution or winding up of the Company (hereinafter for purposes of this Subsection II(A)(2)(b)(ii) (called "Junior Stock") other than dividends or distributions payable solely in shares of Junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than in exchange for or out of the net cash proceeds of the contemporaneous issue or sale of shares of Junior Stock), or set aside a sinking fund or other fund for the redemption or repurchase of, any shares of Junior Stock or any warrants, rights or options to purchase shares of Junior Stock;

                       iii) Amend this Resolution or the Articles of
                  Incorporation of this Company so as to alter or adversely affect any of the rights, preferences or privileges of the Preferred Shares; and

                       iv) Except for contracts currently outstanding, if any,
                  purchase or sell any assets or service from or to any direct or indirect holder of more than ten percent (10%) of the holders of Common Shares of the Company or any affiliate of any such holders.

          B. DIVIDENDS. Dividends shall be payable or distributions made on Preferred Shares out of any funds at any time legally available for the declaration of dividends or distributions, if and when declared by the Company's Board of Directors. Except as provided in Section 3 of the 1995 Investment and Indemnification Agreement between the Company and certain stockholders of the Company (the "Investment Agreement"), in no event shall any dividend be paid or distribution made by the Company unless the net worth of the Company, as shown on the Company's audited balance sheet as at the most recent date prior thereto, exceeds Five Million and no/100 ($5,000,000) Dollars and the total dividends paid or distributions made by the Company within the twelve (12) month period immediately preceding the declaration of the dividends or distributions do not exceed fifty percent (50%) of the net pre-tax earnings of the Company for the immediate preceding calendar year. Dividends shall be paid and distributions made on a pro-rata basis to all outstanding Common Shares and Preferred Shares. Preferred Shares shall be counted on an as-if-converted basis in determining whether dividends on Preferred Shares and other shares are comparable.

          C. LIQUIDATION. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of the sale of all or

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     substantially all of its assets, or in the event of a consolidation or merger of the Company with another corporation (unless the shareholders of the Company immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring company immediately thereafter (for purposes of this calculation, equity securities which any shareholder of the Company owned immediately prior to such consolidation or merger as a shareholder of another party to such transaction shall be disregarded)):

             (1) The holders of the Series C Shares then outstanding shall be entitled to receive in cash, if available, otherwise out of other assets of the Company, prior and in preference to any distribution of cash or other assets of the Company to other shareholders, an amount equal to Four and 238/1000 Dollars ($4.238) per share, subject to adjustment in the event of any stock dividend, stock split, stock distribution, combination, or recapitalization or the like involving or undertaken by the Company with respect to such shares ("Recapitalization"). If upon the occurrence of such event, the assets and funds of the Company available for the distribution to its stockholders are insufficient to pay the holders of the Series C Shares the full amounts to which they shall be entitled, the holders of the Series C Shares shall instead be entitled to receive all of the assets and funds of the Company (shared ratably by such holders) legally available for distribution in proportion to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

             (2) After payment of all amounts due to the holders of Preferred Shares, the holders of Common Shares shall then be entitled, to the exclusion of the holders of Preferred Shares, to receive in cash or other assets of the Company, an amount equal to the aggregate paid-in capital reflected on the financial statements of the Company as of the date of such distribution, with such distribution being made on a pro-rata basis to the holders of all outstanding Common Shares. Following such payment to the holders of Common Shares, the holders of Common Shares and Preferred Shares shall be entitled to share ratably in all the assets of the Company thereafter remaining. For purposes of this joint distribution of assets, the holders of Preferred Shares should be regarded as owning that number of Common Shares into which the Preferred Shares would then be convertible.

          D. CONVERSION.

             (1) OPTIONAL CONVERSION. As provided in these resolutions, each Preferred Share shall be convertible at the option of the holder thereof into Common Shares. Each Preferred Share called for redemption by the Company pursuant to this Resolution, shall cease to be convertible on and after the date fixed for redemption in the redemption notice, given pursuant to Section III or IV (as applicable), if provision shall have been made for its payment. Upon any conversion of Preferred Shares all accrued but unpaid dividends on the Preferred Shares so converted shall be paid in full. In order to exercise the conversion privilege, a holder of Preferred Shares must surrender the certificate to the Company at its principal office, duly endorsed to the Company, accompanied by notice to the Company that the holder elects to convert all or a specified portion of such shares. Preferred Shares converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such

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        Preferred Shares shall cease and such holder shall be treated for all purposes as the record holder of the Common Shares issuable upon conversion. As promptly as practicable on or after the conversion date, the Company shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Shares issuable upon conversion and a certificate or certificates for the balance of Preferred Shares surrendered, if any, not converted into Common Shares.

             (2) AUTOMATIC CONVERSION. Each Preferred Share shall be automatically converted into Common Shares, without any action by the holders thereof, upon the effectiveness of an offering of securities of the Company to the public pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to Section 5 of the Securities Act of 1933, as amended, in which (a) the public offering price equals or exceeds Six and no/100 ($6.00) Dollars per share (as adjusted from time to time to reflect any Recapitalization); and (b) the aggregate offering proceeds equal or exceed $7,500,000. Following such automatic conversion, the Company shall issue and deliver to each holder of Preferred Shares a certificate or certificates for the number of Common Shares into which such Preferred Shares were automatically converted and the Certificates representing the Preferred Shares shall be deemed cancelled.

             (3) CONVERSION PRICE AND ADJUSTMENTS. The number of Common Shares issuable in exchange for Series C Shares upon conversion shall be equal to Four and 238/1000 ($4.238) divided by the conversion price then in effect, which shall initially be Four and 238/1000 ($4.238). The conversion price of each series of Preferred Shares as provided above (collectively the "Conversion Prices") shall be subject to adjustment from time to time as hereinafter provided:

                  (a) In the event the outstanding Common Shares shall be
             subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of Common Shares, the Conversion Prices in effect immediately prior to such subdivision, combination, consolidation, stock split, stock dividend or like event shall, concurrently with the effectiveness of such event, be proportionately adjusted.

                  (b) In the case of any capital reorganization or any
             reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares) or the consolidation or merger of the Company with or into another entity (other than a consolidation or merger (i) in which the Company is the continuing entity and which does not result in any change in the Common Shares or (ii) which is treated as a liquidation pursuant to Section II(C) above), the Preferred Shares shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if, immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted his Preferred Shares into Common Shares. The provisions of this subsection shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

             (4) NOTICE OF CONVERSION PRICE ADJUSTMENT. Upon any adjustment of the Conversion Prices, then and in each such case the Company shall give notice thereof to the registered holders of Preferred Shares, which notice shall state the Conversion

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        Prices resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Preferred Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

             (5) RIGHTS OF PRECONVERSION DISTRIBUTIONS. The holders of Preferred Shares shall have the following rights to certain properties received by the holders of Common Shares:

                  (a) In case the Company shall declare a dividend or
             distribution upon Common Shares payable other than in cash or Common Shares, then each holder of Preferred Shares upon the conversion thereof will be entitled to receive the number of Common Shares into which such Preferred Shares shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder (i) had been the record holder of the number of Common Shares then received, and (ii) had retained all dividends or distributions in stock or securities payable in respect of such Common Shares or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Shares.

                  (b) Subject to the provisions of Section II(C) regarding
             liquidation rights, if pursuant to any reorganization, recapitalization, consolidation, merger or other like event, the Common Shares are converted into or exchanged for other securities appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including, without limitation provisions for adjustment of the Conversion Prices and of the number of shares receivable upon the conversion of such Preferred Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Preferred Shares.

             (6) STATUS OF CONVERTED STOCK. In case any Preferred Shares shall be converted pursuant to this section, the shares so converted shall be cancelled, shall not be reissuable and shall cease to be a part of the authorized capital stock of the Company.

     III. REDEMPTION BY THE COMPANY OF THE SERIES C SHARES. At any time, and from time to time, after April 1, 1999, but prior to March 31, 2002, the Company may, at its option, redeem all or any portion (but not less than 20% at any one time) of the Series C Shares, then outstanding, at a per share redemption price of Four and 238/1000 ($4.238) Dollars. If less than all of the Series C Shares are to be redeemed, any redemptions shall be made on a pro-rata basis (unless otherwise unanimously agreed by the holders of Series C Shares then outstanding prior to the scheduled date of redemption). The Company shall give notice by mail of redemptions pursuant to this paragraph to holders of record of Series C Shares, which notice (1) shall specify the date of redemption (which shall be not less than ninety
     (90) days after the date of such redemption notice) and the number of shares to be redeemed from each holder (subject to reduction due to conversion of Series C Shares by such holder before the date of redemption); (2) shall be addressed to each holder at his address as shown on the records of the Company; and (3) shall specify the place where certificates for such shares are to be surrendered for

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     payment of the redemption price. On or after the date fixed for redemption, each holder of Series C Shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price of such shares, together with interest on any unpaid amount at the rate of prime plus two percent (2%) per annum, payable in four (4) equal annual installments of principal, plus accrued interest, with the first installment due on the date the holder surrenders the certificate and remaining installments due on the first, second and third anniversaries of the date of redemption. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, the Company shall issue a new certificate for the unredeemed shares. All rights with respect to such shares so redeemed shall terminate on the date fixed for redemption, except only the right of the holders thereof to receive the redemption price without interest (except for the interest referred to above) upon surrender of such certificates.

     IV. MISCELLANEOUS.

          A. DEFINITION OF COMMON SHARES. As used in these resolutions the term "Common Shares" shall mean and include the Company's authorized common stock and any capital stock of any class of the Company hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Company and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary of involuntary liquidation, dissolution or winding up of the Company; provided that the shares receivable pursuant to conversion of Preferred Shares shall be shares of voting common stock of the Company, as designated on the date of issuance of such Preferred Shares, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Subsection II(D)(5)(b) above.

          B. FRACTIONAL SHARES: RESERVATION OF SHARES. The Company shall not be required to issue fractional shares upon conversion of Preferred Shares, and in any and all cases where, upon such conversion, a fraction of a share would otherwise be issuable, the Company shall pay to the person otherwise entitled to receive the same, in lieu thereof, cash in an amount equal to the then current market value of such fractional share as determined in good faith by the Board of Directors of the Company as of a date which is within fifteen (15) days of receipt of the notice of election to convert referred to in Subsection II(D)(1). The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares the full number of Common Shares deliverable upon conversion of all Preferred Shares solely for the purpose of affecting the conversion of the Preferred Shares then outstanding.

          C. NO IMPAIRMENT. The Company will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Resolution and in the taking of all actions which may be necessary or appropriate in order to protect the rights of the holders of Preferred Shares against impairment.

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          D. NOTICE OF CERTAIN EVENTS.  In case at any time:

             (1) the Company shall pay any dividend payable in stock upon Common Shares or make any distribution (other than regular cash dividends) to the holders of Common Shares; or

             (2) the Company shall offer for subscription pro-rata to the holders of Common Shares any additional shares of stock of any class or other rights; or

             (3) there shall be any capital reorganization, reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets, to another corporation; or

             (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

        then, in any one or more of said cases, the Company shall give notice to the holders of Preferred Shares, of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and at least twenty (20) days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.


          E. NOTICE. Any notice required by this Resolution shall be in writing and shall be deemed given if delivered to the party receiving notice or two
     (2) days following deposit in U.S. Mail, postage prepaid, and registered or certified or delivery to an overnight delivery service, fee prepaid, addressed as follows:


        If to a shareholder of the Company, to the shareholder's address shown on the books of the Company; or

        If to the Company, to the Company's principal office address.

     VI. WAIVER. The waiver of any of the provisions of these resolutions regarding or affecting the Series C Shares shall be effective as to all holders of Series C Shares if the Company has obtained a written waiver signed by the holders of not less than fifty-one percent (51%) of the Series C Shares then outstanding.

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